As filed with the Securities and Exchange Commission on May 7, 2008

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FINLAY ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-3492802
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
529 Fifth Avenue New York, New York	10017
(Address of principal executive offices)	(Zip Code)

FINLAY ENTERPRISES, INC. 1997 LONG TERM INCENTIVE PLAN, AS AMENDED
FINLAY ENTERPRISES, INC. 2007 LONG TERM INCENTIVE PLAN

(Full title of the plan)

Bonni G. Davis, Esq.
Vice President, Secretary and General Counsel
Finlay Enterprises, Inc.
529 Fifth Avenue
New York, New York 10017
(212) 808-2800

(Name and address of agent for service)
(Telephone number, including area code, of agent for service)

The Commission is requested to mail signed copies of all orders, notices and communications to:

Susan S. Ancarrow, Esq.
Troutman Sanders LLP
1001 Haxall Point
P.O. Box 1122
Richmond, Virginia 23218-1122
Telephone: (804) 697-1861
Facsimile: (804) 698-6015

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of ‘‘large accelerated filer,’’ ‘‘accelerated filer’’ and ‘‘smaller reporting company’’ in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer
Non-accelerated filer (Do not check if a smaller reporting company)	Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered[1]	Proposed maximum offering price per share[2]		Proposed maximum aggregate offering price[2]	Amount of registration fee
Common Stock, $0.01 par value	1,275,000 shares	$0.51(i	)	$7,020,268	$276
		$8.00(ii	)
1	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the ‘‘1933 Act’’), this registration statement also covers an indeterminate number of additional shares that may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions as provided in the Finlay Enterprises, Inc. 1997 Long Term Incentive Plan, as amended (the ‘‘1997 Plan’’) and the Finlay Enterprises, Inc. 2007 Long Term Incentive Plan (the ‘‘2007 Plan’’, and together with the 1997 Plan, the ‘‘Plans’’).
2	Pursuant to Rule 457(c) and (h) under the 1933 Act, the proposed maximum offering price and proposed maximum aggregate offering price are estimated solely for the purpose of calculating the registration fee and are determined as follows: (i) in the case of 424,800 shares available for issuance under the Plans that are not subject to outstanding options on the date of filing this registration statement, based on the average of the high and low sales prices of Finlay Enterprises, Inc. common stock on May 2, 2008 as reported on the NASDAQ Stock Market, and (ii) in the case of 850,200 shares that are subject to outstanding options under the Plans on the date of filing this registration statement, based on the aggregate exercise price of $6,803,620, which averages $8.00 per share.

REGISTRATION OF ADDITIONAL SECURITIES AND EXPLANATORY NOTE

A total of 692,752 shares of common stock of Finlay Enterprises, Inc. (the ‘‘Company’’) were registered by a Registration Statement on Form S-8, No. 033-99176 for issuance in connection with the Finlay Enterprises, Inc. Long Term Incentive Plan (the ‘‘1993 Plan’’). A total of 850,000 shares of the Company’s common stock were registered by a Registration Statement on Form S-8, No. 333-40967 for issuance in connection with the 1997 Plan. An additional 1,275,000 shares of the Company’s common stock were approved for issuance in connection with the 1997 Plan by the Company’s Board of Directors on February 16, 2000 and May 8, 2006, and by the Company’s stockholders on June 22, 2000 and June 20, 2006.

On June 19, 2007, the Company’s stockholders approved the merger of the 1993 Plan and the 1997 Plan (together, the ‘‘Prior Plans’’) to create the 2007 Plan. Awards granted under the Prior Plans that were outstanding on June 19, 2007 remained outstanding subject to their terms, and any shares issued pursuant to such awards will be issued pursuant to the 1993 Plan or the 1997 Plan, as applicable. The shares of the Company’s common stock available for awards in connection with the 2007 Plan consist of (i) the shares remaining available for awards under the Prior Plans as of June 19, 2007, plus (ii) any shares that become available due to the forfeiture or cancellation on or after June 19, 2007 of awards granted under the Prior Plans. As currently approved by the stockholders of Finlay Enterprises, Inc., the maximum number of shares that could be available for grants under the 2007 Plan (assuming all outstanding awards under the Prior Plans are forfeited) is 1,647,395 shares, which includes 372,395 shares previously registered on Form S-8 in connection with the Prior Plans, and 1,275,000 shares being registered pursuant to this registration statement.

The 372,395 shares of common stock previously registered in connection with the Prior Plans are carried forward to, and deemed covered by, this registration statement on Form S-8 with respect to the 2007 Plan. An additional 1,275,000 shares of common stock are being registered herewith for issuance under either the 1997 Plan or the 2007 Plan, and, in accordance with General Instruction E of Form S-8, the fee is being paid only with respect to these shares.

Part I — Information Required in the Section 10(a) Prospectus

Item 1.    Plan Information.*

Item 2.    Registrant Information and Employee Plan Annual Information.*

*	The information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with the Note to Part I of Form S-8 and Rule 428.

Part II — Information Required in the Registration Statement

Item 3.    Incorporation of Documents by Reference.

Finlay Enterprises, Inc. (the ‘‘Company’’) hereby incorporates by reference into this registration statement the following documents:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2008, filed with the Securities and Exchange Commission (the ‘‘Commission’’) on April 17, 2008;

(b)	The Company’s Current Reports on Form 8-K, filed with the Commission on March 3, 2008, March 11, 2008, March 14, 2008, March 31, 2008, April 8, 2008, April 22, 2008 and April 28, 2008; and

(c)	The description of the Common Stock of the Company, par value $0.01 per share, contained in the Company’s Registration Statement on Form 8-A (Registration No. 000-19581) filed with the Commission on October 15, 1991, and any amendment or report filed with the Commission for the purpose of updating such description.

All documents filed by the Company subsequent to the date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the ‘‘1934 Act’’) and prior to the filing of a post-effective amendment hereto which either indicates that all securities offered hereby have been sold or deregisters all such securities then remaining unsold, shall also be deemed to be incorporated by reference into this registration statement and to be a part hereof from their respective dates of filing. Any statement in this registration statement, or in a document incorporated or deemed incorporated herein, shall be deemed to be modified or superseded to the extent that a statement in a subsequently filed document which is, or is deemed to be, incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the ‘‘DGCL’’) permits a provision in the certificate of incorporation of a corporation organized thereunder, eliminating or limiting, with certain exceptions, the personal liability of a director of the corporation or its stockholders for monetary damages for certain breaches of fiduciary duty as a director. Article Fifth of the Company’s Restated Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by the DGCL. This limitation of liability does not eliminate a director’s liability: (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payment of an unlawful dividend in violation of Section 174 of the DGCL, or (iv) for a transaction from which a director derived an improper personal benefit.

Section 145(a) of the DGCL (Section 145) empowers a Delaware corporation, within certain limitations, to indemnify its officers, directors, employees and agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by any such person in connection with any suit or proceeding other than by or on behalf of the corporation, if he/she acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of the corporation, and, with respect to a criminal action or proceeding, had no reasonable cause to believe his/her conduct was unlawful.

With respect to actions by or on behalf of the Company, Section 145(b) permits a corporation to indemnify its officers, directors, employees and agents against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit, provided such person meets the standard of conduct described in the preceding paragraph, except that no indemnification is permitted in respect of any claim where such person has been found liable to the corporation, unless and only to the extent the Delaware Court of Chancery (or the court in which such action or suit was brought) approves such indemnification and determines that such person is fairly and reasonably entitled to be indemnified.

Article Sixth of the Company’s Restated Certificate of Incorporation provides for the indemnification of officers and directors and certain other parties (‘‘Indemnitees’’) of the Company to the fullest extent authorized by the DGCL; provided, that except in the case of proceedings to enforce rights to indemnification, the Company shall indemnify an Indemnitee in connection with a proceeding initiated by such Indemnitee only if such proceeding was authorized by the Board of Directors of the Company.

The Company has entered into indemnification agreements with certain of its directors and executive officers. The indemnification agreements require, among other things, that the Company indemnify those directors and executive officers against certain liabilities and associated expenses arising from their service as directors and executive officers of the Company, and reimburse certain related legal and other expenses. In the event of a Change in Control (as defined therein), the Company will, upon request by an indemnitee under the agreements, create and fund a trust for the benefit of such indemnitee sufficient to satisfy reasonably anticipated claims for indemnification. Although the indemnification agreements offer coverage similar to the provisions in the Restated Certificate of Incorporation, they provide greater assurance to those directors and executive officers that indemnification will be available because, as contracts, they cannot be modified unilaterally in the future by the Board of Directors or by the stockholders to eliminate the rights they provide.

The Company has also entered into an employment agreement with its Chairman of the Board, President and Chief Executive Officer which contains provisions entitling him to indemnification for losses incurred in the course of service to the Company under certain circumstances.

The Company also maintains liability insurance covering its directors, officers and certain employees with respect to certain liabilities (not including liabilities under the 1933 Act), which they may incur in connection with their serving as directors, officers and employees.

The combined effect of the Company’s Restated Certificate of Incorporation, the provisions of the DGCL and the applicable private agreements, is to eliminate the liability of directors and officers for monetary damages in derivative or stockholder proceedings so long as the required standard of conduct is met.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

An Exhibit Index appears at page 8 hereof.

Item 9.    Undertakings.

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the 1933 Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which,

individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the ‘‘Calculation of Registration Fee’’ table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with, or furnished to, the Commission by the registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 1, 2008.

Finlay Enterprises, Inc. (Registrant)
By:	/s/ Arthur E. Reiner
Chairman of the Board, President, and Chief Executive Officer

POWERS OF ATTORNEY
AND
SIGNATURES

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Arthur E. Reiner and Bruce E. Zurlnick, and each of them, with full power of substitution, as his/her attorneys-in-fact and agents for him/her and in his/her name and on his/her behalf as a director and/or officer of Finlay Enterprises, Inc. to prepare, execute and file any and all amendments, including post-effective amendments, or supplements to this registration statement on Form S-8, and other documents (including any necessary amendments thereof) which such attorneys-in-fact may deem appropriate or necessary and to cause the same to be filed with the Commission.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated below.

Signature	Title	Date

/s/ ARTHUR E. REINER	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	May 1, 2008

Arthur E. Reiner

/s/ BRUCE E. ZURLNICK	Senior Vice President, Treasurer and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 5, 2008

Bruce E. Zurlnick

/s/ DAVID B. CORNSTEIN	Director	May 5, 2008

David B. Cornstein

/s/ ROHIT M. DESAI	Director	May 5, 2008

Rohit M. Desai

/s/ ELLEN R. LEVINE	Director	May 5, 2008

Ellen R. Levine

/s/ LOUIS LIPSCHITZ	Director	May 5, 2008

Louis Lipschitz

Signature	Title	Date

/s/ NORMAN S. MATTHEWS	Director	May 5, 2008

Norman S. Matthews

/s/ CHARLES E. MCCARTHY	Director	May 5, 2008

Charles E. McCarthy

/s/ THOMAS M. MURNANE	Director	May 5, 2008

Thomas M. Murnane

Table of Contents

EXHIBIT INDEX

Exhibit No.	Description
5	Opinion of Troutman Sanders LLP with respect to the validity of the Common Stock, filed herewith.
23.1	Consent of Troutman Sanders LLP (contained in Exhibit 5 hereto).
23.2	Consent of Eisner LLP, filed herewith.
23.3	Consent of Deloitte & Touche LLP, filed herewith.
23.4	Consent of Cherry, Bekaert & Holland L.L.P., filed herewith.
24	Powers of Attorney (included on the signature page of this registration statement).
99.1	Finlay Enterprises, Inc. 1997 Long Term Incentive Plan, as amended (incorporated by reference to Exhibit 10.12 filed as part of the Annual Report on Form 10-K for the period ended February 2, 2002 filed by the Company on April 29, 2002).
99.2	Amendment to Finlay Enterprises, Inc. 1997 Long Term Incentive Plan (incorporated by reference to Exhibit 10.2 filed as part of the Current Report on Form 8-K filed by the Company on September 10, 2004).
99.3	Amendment to Finlay Enterprises, Inc. 1997 Long Term Incentive Plan, effective May 8, 2006 (incorporated by reference to Exhibit 10.1 filed as part of the Current Report on Form 8-K filed by the Company on June 26, 2006).
99.4	Amendment, dated February 27, 2007, to Finlay Enterprises, Inc. 1997 Long Term Incentive Plan (incorporated by reference to Exhibit 10.5(d) filed as part of the Annual Report on Form 10-K for the period ended February 3, 2007 filed by the Company on April 19, 2007).
99.5	Finlay Enterprises, Inc. 2007 Long Term Incentive Plan (incorporated by reference to Annex B to Definitive Proxy Statement filed by the Company on May 22, 2007).